EXHIBIT 99.1

Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES DISTRIBUTION OF APPROXIMATELY
$106 MILLION OF RUNOFF NOTES

SEATTLE, April 29, 2014 – WMI Liquidating Trust (the “Liquidating Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc., today announced that it will make a distribution (the “Distribution”) of approximately $106 million of Runoff Notes, comprising $81 million of First Lien Notes and $25 million of Second Lien Notes, in each case, issued by WMI Holdings Corp., to certain beneficiaries.

In accordance with the priority of payments described in Exhibit H to the Plan, the Distribution will be allocated to claimants in “Tranche 4” in the following amounts:  $7 million to holders of Senior Floating Rate Note Claims; $96 million to holders of PIERS Claims; and $3 million to holders of General Unsecured Claims.  Outstanding Liquidating Trust Interests (“LTIs”) will be reduced by $ 93 million in total in the following amounts: $6 million reduction of Senior Floating Rate Note LTIs; $84 million reduction of PIERS LTIs; and $3 million reduction of General Unsecured LTIs.

The Distribution will be initiated by the Liquidating Trust on Thursday, May 1, 2014.  A large majority of the Runoff Notes will be distributed to individual beneficiary brokerage accounts; however, certain of the Runoff Notes will be certificated and sent to holders who do not maintain a DTC-eligible brokerage account or to the extent a holder did not provide the Liquidating Trust with relevant brokerage account information.  A separate “Frequently Asked Questions” (or “FAQ”) regarding the Distribution will be made available to beneficiaries shortly after the Distribution.

Additional information regarding the Distribution will be reflected on the next Quarterly Summary Report for the period ended March 31, 2014, which will be filed by the Liquidating Trust with the United States Bankruptcy Court for the District of Delaware and the U.S. Securities and Exchange Commission on or about April 30, 2014.

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449